As filed with the Securities and Exchange Commission on August 22, 2016

Registration No. 333-209757

333-202361

333-194275

333-186885

333-181186

333-172527

333-168137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Qlik Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1643718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

(888) 828-9768

(Address of Principal Executive Offices)(Zip Code)

2010 Equity Incentive Plan

2007 Omnibus Stock Option and Award Plan

2004 Omnibus Stock Option and Award Plan

(Full titles of the plans)

Lars Björk

President and Chief Executive Officer

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

(888) 828-9768

(Name, address, and telephone number of agent for service)

Richard R. Hesp, Esq.

Keith J. Scherer, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Telephone: (617) 648-9100

Telecopy: (617) 648-9199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Qlik Technologies Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-209757	February 26, 2016	2010 Equity Incentive Plan	3,300,000
333-202361	February 27, 2015	2010 Equity Incentive Plan	3,300,000
333-194275	March 3, 2014	2010 Equity Incentive Plan	3,300,000
333-186885	February 26, 2013	2010 Equity Incentive Plan	3,235,736
333-181186	May 4, 2012	2010 Equity Incentive Plan	3,164,918
333-172527	February 28, 2011	2010 Equity Incentive Plan	2,952,968
333-168137	July 16, 2010	2010 Equity Incentive Plan	15,832,681
		2007 Omnibus Stock Option and Award Plan
		2004 Omnibus Stock Option and Award Plan

On June 2, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Qlik Parent, Inc., a Delaware corporation (formerly Project Alpha Holding, LLC) (“Parent”) and Project Alpha Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 22, 2016, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, in the Commonwealth of Pennsylvania, on this 22nd day of August 2016.

QLIK TECHNOLOGIES INC.

By:	/s/ Deborah Lofton
Name: Title:	Deborah Lofton Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.